EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


                                          Jurisdiction of      % of Voting
                                         Incorporation or    Securities held at
          Name of Corporation             Organization       December 31, 2003
-------------------------------------- ------------------- ---------------------

Consolidated subsidiaries:
   Ti-Pro, LLC                            Nevada                     90%
   TIMET Colorado Corporation             Colorado                  100%
   TIMET Millbury Corporation             Oregon                    100%
     TIMET Castings Corporation           Delaware                  100%
   TIMET Finance Management Company       Delaware                  100%
   TIMET UK Limited                       United Kingdom            100%
     TIMET UK (EXPORT) Limited            United Kingdom            100%
     TIMET Europe Limited                 United Kingdom            100%
        TIMET Savoie, SA                  France                     70%
        TIMET Germany, GmbH               Germany                   100%
     Titanium MC Limited                  United Kingdom            100%
   Titanium Hearth Technologies, Inc.     Delaware                  100%
   TMCA International Inc.                Delaware                  100%
     Loterios SpA                         Italy                     100%
   TIMET Real Estate Corporation          Colorado                  100%

Unconsolidated subsidiary:
   TIMET Capital Trust I                  Delaware                  100%

Unconsolidated affiliates:
   MZI, LLC                               Oregon                     33%
   VALTIMET SAS                           France                     44%